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                                                              EXHIBIT (a)(1)(x)








            Notice sent by the Partnership to Limited Partners Dated
                               October 16, 2001.




















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NTS-Properties VI, Ltd.
10172 Linn Station Road
Louisville, KY 40223
(800) 928-1492 ext. 544

October 16, 2001

                                  FINAL NOTICE

Dear NTS-Properties VI Investor:

                       THE OFFER TO PURCHASE INTERESTS OF

                                NTS-PROPERTIES VI

                        WILL EXPIRE ON OCTOBER 31, 2001.


         On September 21, 2001, the Partnership and its affiliate, ORIG, LLC, amended their Amended and Restated Offer to Purchase dated July 30, 2001, by extending the expiration to October 31, 2001. THIS LETTER IS TO NOTIFY YOU THAT NO FUTURE EXTENSIONS ARE CONTEMPLATED AND THE NUMBER OF LIMITED PARTNERSHIP INTERESTS TO BE PURCHASED HAS BEEN INCREASED FROM 3,000 TO 6,000 INTERESTS.

         We intend to mail payment for interests tendered in the offer, and accepted by us, on or about November 7, 2001. If you have already submitted paperwork to tender your interests, no additional paperwork is required. You will automatically receive payment. If you have not submitted your paperwork and wish to do so, you have until 11:59 P.M. Eastern Standard Time on Friday, October 31, 2001, to receive the purchase price of $380 per interest. IF YOU ARE HAVING DIFFICULTY COMPLETING THE DOCUMENTS OR MEETING THE EXPIRATION DATE, PLEASE CALL RITA MARTIN AT 1-800-928-1492, EXTENSION 544.

         Please note that the terms and conditions set forth in the Amended and Restated Offer to Purchase dated July 30, 2001, and the Letter of Transmittal enclosed with the original Offer to Purchase dated June 25, 2001, are applicable in all respects to the offer. This notice should be read in conjunction with the Amended and Restated Offer to Purchase and the Letter of Transmittal.

         If you have any questions regarding this offer, please call 1-800-928-1492, extension 544.